Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact Information:
Investor Relations
Jeff Sonnek
(646) 277-1263
jeff.sonnek@icrinc.com

Landec Corporation Reports First Quarter Fiscal Year 2021 Results
Reiterates Fiscal 2021 Guidance

SANTA MARIA, CA – October 6, 2020 - Landec Corporation (Nasdaq: LNDC), a diversified health and wellness company with two operating businesses, Curation Foods, Inc. and Lifecore Biomedical, Inc., reported results for the fiscal 2021 first quarter ended August 30, 2020. Looking forward, Landec intends to create further stockholder value by delivering against its long-term financial targets, strengthening its balance sheet, selectively investing in innovation and growth, and implementing strategic priorities to improve operating margins at Curation Foods and driving topline growth at Lifecore.
FISCAL FIRST QUARTER 2021 BUSINESS HIGHLIGHTS:
•Revenues of $135.6 million, a planned decrease of 2.2% year-over-year
•Gross profit of $16.3 million, an increase of 6.6% year-over-year
•Net loss of $11.0 million, which includes $7.8 million of restructuring and other non-recurring charges, net of tax
•Diluted net loss per share of $0.38; adjusted diluted net loss per share of $0.11, which excludes $0.27 per share of restructuring and other non-recurring charges, net of tax
•Adjusted EBITDA of $3.1 million, which excludes $10.6 million of restructuring and other non-recurring charges
•Completed the asset sale and exited the lease of its pre-operational salad dressing manufacturing facility based in Ontario, California for $4.9 million on August 7, 2020
•Entered into a definitive agreement to sell the Company’s Hanover manufacturing facility and related assets for an aggregate purchase price of $8.7 million, which was subsequently completed on September 4, 2020
CEO COMMENTS:
“We are pleased with our strong performance in the fiscal first quarter which demonstrates the progress in our operational execution that is the product of our hard work in optimizing our business operations during fiscal 2020,” said Dr. Albert Bolles, Landec’s President and CEO. “Notably in the first quarter, year-over-year, while revenues decreased 2%, gross profit increased nearly 7% and adjusted EBITDA increased 890%. We remain committed to continuing to improve our balance sheet and maximizing value across our portfolio of businesses. We continue to be focused on generating profitable growth through operational excellence and innovation driven by customer and consumer insights. This starts with our Lifecore segment, where we are supporting its business development pipeline and advancing commercialization of key projects to drive consistent double-digit growth. Within our Curation Foods business, we are building upon the series of decisive actions associated with Project SWIFT that has improved the segment’s financial performance and we believe provides a foundation for profitable long-term growth.”

FIRST QUARTER 2021 RESULTS:
Fiscal first quarter 2021 results compared to fiscal first quarter 2020 are as follows:

(Unaudited and in thousands, except per-share data)	Three Months Ended		Change
	August 30, 2020	August 25, 2019	Amount	%
Revenues	$135,643	$138,714	$(3,071)	(2)%
Gross profit	16,347	15,336	1,011	7%
Net loss	(11,000)	(4,784)	(6,216)	(130)%
Diluted net loss per share	(0.38)	(0.16)	(0.22)	(135)%
Adjusted diluted net loss per share*	(0.11)	(0.16)	0.05	32%
EBITDA*	(7,460)	314	(7,774)	N/M
Adjusted EBITDA*	$3,110	$314	$2,796	890%
* See “Non-GAAP Financial Information” at the end of this release for more information and for a reconciliation of certain financial information.
Revenues decreased $3.1 million, or 2.2%, year-over-year, which was primarily a result of a 10.1% planned decrease in Curation Foods’ segment revenues, which was nearly offset by an 81.1% increase in the Lifecore segment revenues.
Gross profit increased $1.0 million, or 6.6%, year-over-year, and gross profit margin increased 100 basis points to 12.1% compared to the prior year period. Consolidated gross margin was primarily driven by the Lifecore segment, where the segment’s revenue growth, combined with a favorable sales mix, led to an increase in gross profit that was nearly double that of the prior year period, and by the Curation Foods segment’s avocado business, where the business’s gross profit benefited from lower cost avocados and operational improvements compared to fiscal 2020. These gains were partially offset by the Curation Foods segment’s revenue decrease, temporary production inefficiencies experienced during the COVID-19 pandemic, and higher raw material costs due to weather disruptions.
Net loss increased $6.2 million to $11.0 million for fiscal first quarter, which includes $7.8 million of restructuring and non-recurring charges, net of taxes, compared to net loss of $4.8 million in the prior year comparable period.
Adjusted EBITDA increased $2.8 million, or 890%, year-over-year, to $3.1 million for fiscal first quarter which excludes restructuring and other non-recurring charges. This compares to $0.3 million of adjusted EBITDA in the prior year comparable period.

SEGMENT RESULTS:

(Unaudited and in thousands)	Three Months Ended		Change
	August 30, 2020	August 25, 2019	Amount	%
Revenues:
Curation Foods	$113,839	$126,673	$(12,834)	(10)%
Lifecore	21,804	12,041	9,763	81%
Total revenues	$135,643	$138,714	$(3,071)	(2)%

Gross profit:
Curation Foods	$11,345	$12,822	$(1,477)	(12)%
Lifecore	5,002	2,514	2,488	99%
Total gross profit	$16,347	$15,336	$1,011	7%

Net (loss) income
Curation Foods	$(8,271)	$(2,171)	$(6,100)	(281)%
Lifecore	112	(1,395)	1,507	N/M
Corporate	(2,841)	(1,218)	(1,623)	(133)%
Total net loss	$(11,000)	$(4,784)	$(6,216)	(130)%

EBITDA, excluding Windset FMV change:
Curation Foods	$(6,097)	$1,804	$(7,901)	N/M
Lifecore	1,457	(675)	2,132	N/M
Corporate	(2,820)	(815)	(2,005)	(246)%
Total EBITDA excluding Windset FMV change	$(7,460)	$314	$(7,774)	N/M

Lifecore Segment:

(Unaudited and in thousands)	Three Months Ended		Change
	August 30, 2020	August 25, 2019	Amount	%
Revenue:
CDMO	$16,488	$11,303	$5,185	46%
Fermentation	5,316	738	4,578	620%
Total revenue	$21,804	$12,041	$9,763	81%

Lifecore is the Company’s CDMO business focused on product development and manufacturing of sterile injectable products. Lifecore continues to expand its presence in the CDMO marketplace by finding additional opportunities to partner with biopharmaceutical and medical device companies. Lifecore continues to drive growth and profitability with a focus on building its business development pipeline, maximizing capacity and advancing product commercialization for innovative new therapies that improve patients’ lives.
Lifecore realized total revenues of $21.8 million, or an 81% increase versus the prior year period as a result of efforts to balance shipment timing throughout the fiscal year to improve the quarterly balance of revenues within the fiscal year. The revenue growth was driven by a 46% increase in its CDMO business, coupled with a 620% increase in its fermentation business primarily due to timing as a result of balancing customer shipments.

Curation Foods Segment:

(Unaudited and in thousands)	Three Months Ended		Change
	August 30, 2020	August 25, 2019	Amount	%
Revenue:
Fresh packaged salads and vegetables	$96,179	$109,831	$(13,652)	(12)%
Avocado products	17,017	16,200	817	5%
Technology	643	642	1	0.2%
Total revenue	$113,839	$126,673	$(12,834)	(10)%

Curation Foods is the Company’s natural food business. Curation Foods is focused on providing access to innovative and nutritious 100% clean ingredient plant-based food. Through the execution of Project SWIFT, its value creation program that aims to strengthen the Curation Foods business by simplifying the business, improving operating cost structure, enhancing profitability with a focus on higher margin products and strengthening the Company’s balance sheet, the Company is on a clear path towards improving the overall financial performance of Landec, enhancing the Company’s ability to drive long-term shareholder value.
Curation Foods realized total revenues of $113.8 million, or a 10% decrease versus the prior year period. The decrease was primarily driven by the reduction in Curation Foods’ legacy vegetable and tray business in connection with Project SWIFT and by the continued softness experienced by the Company’s food service business during the COVID-19 pandemic. This resulted in a decrease of 12% in the revenues of the Fresh Packaged Salads and Vegetables business. The reduction in the legacy vegetable and tray business is a key aspect of the Company’s goal of focusing on higher margin products and new product innovation in the Curation Foods segment. Revenue in Avocado Products increased 5%, primarily due to incremental growth in the retail distribution of its innovative Avocado Squeeze product. Revenue in Technology increased 0.2%, due to timing.
BALANCE SHEET UPDATE:
As of August 30, 2020, the Company was in compliance with all of its financial covenants under the Company’s credit agreement. The Company’s total leverage ratio (as calculated under its credit agreement) improved from 5.9:1 for the fiscal quarter ended May 31, 2020 to 4.7:1 for the fiscal quarter ended August 30, 2020, which was primarily driven by cash generated from, and the related pay down of debt related to, the sales of its Hanover and Ontario assets and by improved operating performance. As of August 30, 2020, the Company had $173.9 million in borrowings outstanding under its credit agreement, including $69.0 million under its revolving credit facility and $104.9 million under its term loan. As previously disclosed, the Company’s borrowings under its credit agreement mature on September 23, 2021. Management is actively exploring refinancing the Company’s indebtedness thereunder.
Brian McLaughlin, Chief Financial Officer commented, “We remain confident in our ability to drive significantly improved adjusted EBITDA generation in fiscal 2021 following the operations turnaround efforts during fiscal 2020. We aim to demonstrate consistency in our operating results this year and reestablish base-line profitability within our Curation Foods segment, while continuing to support the growth of Lifecore. In the near-term, refinancing of our debt is a top corporate priority.”

FISCAL 2021 OUTLOOK:
Excluding restructuring and other nonrecurring charges, tax implications and any potential impact from the ongoing COVID-19 pandemic, the Company is reiterating its full year fiscal 2021 guidance, which is detailed below with growth figures that are compared to fiscal 2020.
Revenue from continuing operations:
•Consolidated Revenues: range of $530 million to $550 million (-10% to -7%)
•Lifecore: range of $93 million to $97 million (+8% to +13%)
•Curation Foods: range of $437 million to $453 million (-13% to -10%)
Adjusted EBITDA:
•Consolidated: range of $33 million to $37 million (+50% to +68%)
•Lifecore: range of $22.5 million to $24.5 million (+12% to +22%)
•Curation Foods: range of $12 million to $14 million (+181% to +238%)
Seasonality:
•Revenue: the Company continues to anticipate minimal quarterly variation due to seasonality for both Lifecore and Curation Foods.
•Adjusted EBITDA: the Company continues to anticipate minimal quarterly variation due to seasonality for the fiscal second, third, and fourth quarters during which both Lifecore and Curation Foods are expected to deliver normalized gross and adjusted EBITDA margins.

Conference Call
The live webcast can be accessed directly at http://ir.Landec.com/events.cfm or on Landec’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.
Date: Tuesday, October 6, 2020
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Direct Webcast link: http://ir.Landec.com/events.cfm
To participate in the conference call via telephone, dial toll-free: (877) 407-3982 or (201) 493-6780. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization. If you have any difficulty with the webcast or connecting to the call, please contact ICR at (646) 277-1263.
A replay of the call will be available through Tuesday, October 13, 2020 by calling toll-free: (844) 512-2921 or direct (412) 317-6671, and entering code 13710380.
About Landec Corporation
Landec Corporation (NASDAQ: LNDC) is a leading innovator of diversified health and wellness solutions with two operating businesses: Curation Foods, Inc. and Lifecore Biomedical, Inc. Landec designs, develops, manufactures, and sells products for the food and biopharmaceutical industry. Curation Foods is focused on innovating and distributing plant-based foods with 100% clean ingredients to retail, club and foodservice channels throughout North America. Curation Foods is able to maximize product freshness through its geographically dispersed family of growers, refrigerated supply chain and patented BreatheWay® packaging technology. Curation Foods brands include Eat Smart® fresh packaged vegetables and salads, O Olive Oil & Vinegar® premium artisan products, and Yucatan® and Cabo Fresh® avocado products. Lifecore Biomedical is a fully integrated contract development and manufacturing organization (CDMO) that offers highly differentiated capabilities in the development, fill and finish of sterile, injectable pharmaceutical products in syringes and vials. As a leading manufacturer of premium, injectable grade Hyaluronic Acid, Lifecore brings 35 years of expertise as a partner for global and emerging biopharmaceutical and biotechnology companies across multiple therapeutic categories to bring their innovations to market. For more information about the Company, visit Landec’s website at www.landec.com.
Non-GAAP Financial Information
This press release contains non-GAAP financial information relating to EBITDA, adjusted EBITDA, and adjusted net income or (loss) per share. The Company has included reconciliations of these non-GAAP financial measures to their respective most directly comparable financial measures calculated in accordance with GAAP. See the section entitled “Non-GAAP Financial Information and Reconciliations” in this release for definitions of EBITDA, adjusted EBITDA, and adjusted net income or (loss) per share, and those reconciliations.
The Company has disclosed these non-GAAP financial measures to supplement its consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures exclude/include certain items that are included in the Company’s results reported in accordance with GAAP. Management believes these non-GAAP financial measures provide useful additional information to investors about trends in the Company’s operations and are useful for period-over-period comparisons. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to the potential differences in methods of calculation and items being excluded/included. These non-GAAP financial measures should be read in conjunction with the Company’s consolidated financial statements presented in accordance with GAAP.
Important Cautions Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbor created under the Private Securities Litigation Reform Act of 1995 and other safe harbors under the Securities Act of 1933 and the Securities Exchange Act of 1934. Words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “might”, “will”, “should”, “can have”, “likely” and similar expressions are used to identify forward-looking statements. All forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company’s new products in the market place, weather conditions that can affect the supply and price of produce, government regulations affecting our business, the timing of regulatory approvals, uncertainties related to COVID-19 and the impact of our responses to it, the ability to successfully integrate Yucatan Foods into the Curation Foods business, and the mix between domestic and international sales. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, including the risk factors contained in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.

LANDEC CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands, except par value)

	August 30, 2020	May 31, 2020
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$589	$360
Accounts receivable, less allowance for credit losses	65,027	76,206
Inventories	59,998	66,311
Prepaid expenses and other current assets	21,753	14,230
Total Current Assets	147,367	157,107

Investment in non-public company, fair value	56,900	56,900
Property and equipment, net	171,413	192,338
Operating leases	22,109	25,321
Goodwill	69,386	69,386
Trademarks/tradenames, net	25,328	25,328
Customer relationships, net	12,281	12,777
Other assets	1,396	2,156
Total Assets	$506,180	$541,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$50,722	$51,647
Accrued compensation	8,895	9,034
Other accrued liabilities	9,607	9,978
Current portion of lease liabilities	4,001	4,423
Deferred revenue	477	352
Line of credit	69,000	77,400
Current portion of long-term debt, net	11,027	11,554
Total Current Liabilities	153,729	164,388

Long-term debt, net	93,919	101,363
Long-term lease liabilities	23,018	26,378
Deferred taxes, net	9,359	13,588
Other non-current liabilities	4,997	4,552
Total Liabilities	285,022	310,269

Stockholders’ Equity:
Common stock, $0.001 par value; 50,000 shares authorized; 29,242 and 29,224 shares issued and outstanding at August 30, 2020 and May 31, 2020, respectively	29	29
Additional paid-in capital	163,388	162,578
Retained earnings	60,245	71,245
Accumulated other comprehensive (loss) income	(2,504)	(2,808)
Total Stockholders’ Equity	221,158	231,044
Total Liabilities and Stockholders’ Equity	$506,180	$541,313

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per-share data)	Three Months Ended
	August 30, 2020	August 25, 2019
Product sales	$135,643	$138,714
Cost of product sales	119,296	123,378
Gross profit	16,347	15,336

Operating costs and expenses:
Research and development	2,508	2,821
Selling, general and administrative	17,903	16,895
Restructuring costs	8,404	—
Total operating costs and expenses	28,815	19,716
Operating loss	(12,468)	(4,380)

Dividend income	281	281
Interest income	8	25
Interest expense, net	(3,109)	(2,075)
Other income (expense), net	(21)	—
Net loss before tax	(15,309)	(6,149)
Income tax expense	4,309	1,365
Net loss applicable to common stockholders	(11,000)	(4,784)

Diluted net loss per share	$(0.38)	$(0.16)

Shares used in diluted per share computations	29,242	29,139

Non-GAAP Financial Information and Reconciliations
EBITDA, adjusted EBITDA, and adjusted net income per share are non-GAAP financial measures. We define EBITDA as earnings before the fair market value change of the Company’s investment in Windset, interest expense, income tax expense, and depreciation and amortization. We define as adjusted EBITDA as EBITDA before certain restructuring and other non-recurring charges and before impairment of goodwill and intangibles charges. We define adjusted diluted net income (loss) per share as diluted net income (loss) per share before certain restructuring and other non-recurring charges, net of tax, and before impairment of goodwill and intangibles charges, net of tax. The table below presents the reconciliation of these non-GAAP financial measures to their respective most directly comparable financial measures calculated in accordance with GAAP and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the Company’s use of non-GAAP financial measures.

(Unaudited and in thousands)	Three Months Ended
	August 30, 2020	August 25, 2019
Net loss	$(11,000)	$(4,784)
FMV change in Windset investment	—	—
Interest expense, net of interest income	3,101	2,050
Income tax benefit	(4,309)	(1,365)
Depreciation and amortization	4,748	4,413
Total EBITDA	(7,460)	314
Restructuring and other non-recurring charges (1)	10,570	—
Total adjusted EBITDA	$3,110	$314

(Unaudited)	Three Months Ended
	August 30, 2020	August 25, 2019
Diluted net loss per share	$(0.38)	$(0.16)
Restructuring and other non-recurring charges, net of tax, per diluted share (1)	$0.27	$—
Adjusted diluted net loss per share	$(0.11)	$(0.16)

(Unaudited and in thousands)	Curation Foods	Lifecore	Other	Total
Three Months Ended August 30, 2020
Net (loss) income	$(8,271)	$112	$(2,841)	$(11,000)
FMV change in Windset investment	—	—	—	—
Interest expense, net of interest income	1,376	—	1,725	3,101
Income tax (benefit) expense	(2,612)	35	(1,732)	(4,309)
Depreciation and amortization	3,410	1,310	28	4,748
Total EBITDA	(6,097)	1,457	(2,820)	(7,460)
Restructuring and other non-recurring charges (1)	8,464	—	2,106	10,570
Total adjusted EBITDA	$2,367	$1,457	$(714)	$3,110

Three Months Ended August 25, 2019
Net loss	$(2,171)	$(1,395)	$(1,218)	$(4,784)
FMV change in Windset investment	—	—	—	—
Interest expense, net of interest income	1,356	—	694	2,050
Income tax benefit	(586)	(465)	(314)	(1,365)
Depreciation and amortization	3,205	1,185	23	4,413
Total EBITDA	1,804	(675)	(815)	314
Restructuring and other non-recurring charges (1)	—	—	—	—
Total adjusted EBITDA	$1,804	$(675)	$(815)	$314

(1)    During fiscal year 2020, the Company announced a restructuring plan to drive enhanced profitability, focus the business on its strategic assets, and redesign the organization to be the appropriate size to compete and thrive. This included a reduction-in-force, a reduction in leased office spaces, and the sale of non-strategic assets. Related to these continued activities, in the first quarter of fiscal 2021, the Company incurred 1) $8.4 million of restructuring charges, primarily related to the impairment and sale of the Company’s Hanover, Pennsylvania manufacturing facility and related severance charges, and other restructuring related consulting costs; partially offset by the gain on sale of the Company’s Ontario, California facility and 2) $2.2 million of certain non-recurring charges, primarily related to potential environmental and compliance matters at Curation Foods’ Avocado Product’s factory in Silao, Mexico, and other restructuring related legal and consulting costs.

LANDEC CORPORATION
FIRST QUARTER ENDED AUGUST 30, 2020

Q1)    What is the update on ongoing litigation associated with Yucatan Foods?
As Landec previously disclosed in its second quarter 2020 Form 10-Q, the Company discovered and reported to U.S. regulators a compliance issue at its Yucatan Foods production facility in Guanajuato, Mexico. The conduct at issue began prior to Landec’s acquisition of Yucatan Foods in December 2018 and relates to potential environmental and foreign corrupt practices act compliance matters associated with regulatory permitting at the facility. The Company has taken appropriate remedial measures, including personnel action and implementing new policies and procedures. The Company is cooperating in the U.S. government investigation that followed the Company’s disclosure. Because this is an ongoing legal matter, the Company is not able to provide more details at this time. However, the issue does not relate to the health, safety or quality of the food the Company sells. On September 2, 2020, one of the former owners of Yucatan filed a lawsuit against the Company in Los Angeles County Superior Court for breach of employment agreement, breach of contract, and related claims, seeking damages and return of stock held in escrow for the indemnification claims described above. The Company intends to contest this lawsuit vigorously and to pursue its indemnification claims against all former owners of Yucatan. Landec incurred expenses of approximately $0.9 million in the first quarter fiscal 2021 which are primarily related to legal expenses associated with these matters, and it expects to incur additional expenses in future quarters until these matters are resolved. At this time, the Company cannot predict the amount of these expenses or the recovery, if any. The Company considers these expenses to be non-recurring expenses and not part of its ordinary course of business.
Q2)    Would you please explain Lifecore’s current capacity, projected demand, and its capital allocation strategy supporting the business?
Lifecore invests in the capital necessary to build the infrastructure and associated equipment that it can utilize to support the manufacturing of products across its entire commercial product portfolio. If investment is needed for equipment to support the manufacturing of a specific product, that investment is funded by the partner for that specific product.
Lifecore’s current facility, infrastructure, and filling equipment have been set-up to provide a theoretical filling capacity of 22 million units. This is broken into approximately 18.5 million units of syringe filling capacity and 3.5 million units of vial filling capacity. Since the lead time to build filling capacity takes 3 to 4 years from the time equipment is ordered until final regulatory approval is received, Lifecore monitors projected filling capacity needs based on the commercialization rate of the products within its development pipeline.
Although the business has a theoretical filling capacity to fill approximately 22 million units, Lifecore does not build the other components of capacity until the demand supports the need. The other components of capacity, all of which have shorter lead times than building primary filling capacity include:
•Manufacturing and support personnel
•Product testing capability
•Product specific formulation and filling change parts
•Packaging equipment
•Utilities
Lifecore manages its overall capacity so current demand does not exceed 80% of current capacity. Lifecore’s demand in fiscal 2020 was approximately 6.5 million units and is projected to be approximately 8.5 million units in fiscal 2021. Therefore, Lifecore’s current capacity is built to support manufacturing of slightly more than 10 million units. Based on the current projections for commercialization timing of the products in its development pipeline, management estimates it will utilize the majority of its 22 million unit theoretical capacity by fiscal 2025. Lifecore’s capital investment strategy over the next four years is focused on (1) making the necessary investment to build out the other components of capacity to support the growth in demand expected by fiscal 2025, and (2) investing in additional filling capacity to support its CDMO strategy beyond fiscal 2025 by installing two more filling lines within the current facility infrastructure. Once installed, Lifecore’s theoretical capacity would exceed 30 million units, which we anticipate would support our CDMO business beyond fiscal year 2030. As Lifecore’s CDMO product development pipeline continues to grow and expand, the projected commercialization rate will be monitored to determine the timing of future capacity needs, which will dictate future capacity investment and timing.